Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144963) pertaining to the 2004 Stock Option and Grant Plan and the 2007 Stock Option and Incentive Plan of Monotype Imaging Holdings Inc. of our report dated March 21, 2008, with respect to the consolidated financial statements and schedule of Monotype Imaging Holdings Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

Boston, Massachusetts

March 21, 2008

/s/ Ernst & Young LLP